Exhibit 10.1

April 8, 2008

BY HAND AND U.S. MAIL

Mr. Timothy C. Shoyer

17 Kress Farm Road

Hingham, MA 02043

Dear Mr. Shoyer:

This letter confirms our agreement relating to your separation from employment with NewStar Financial, Inc. (the “Company”).

1. In consideration of the terms of this agreement (the “Separation Agreement”), your employment with the Company shall end effective as of the close of business, April 10, 2008 (the “Separation Date”). Any position you hold as an executive, officer or director of the Company or any of its subsidiaries or affiliates, and/or any position as a member of any committees of the Board of the Company or any of its subsidiaries or affiliates shall end by your resignation effective as of the Separation Date. You agree to sign such documents as the Company may reasonably request to effectuate such resignations.

2. In addition to any salary payments owing for the final payroll period through the Separation Date and whatever vested rights you may have under the Company 401(k) plan, you shall receive the following payment(s) and benefits for the periods indicated, less any payroll deductions required by law, which shall be in lieu of any other payments or benefits (including vacation or other paid leave time) to which you otherwise might be entitled:

a. Continuation of your annual base salary, payable in accordance with the Company’s regular payroll practices, commencing after the Separation Date and continuing until six months from the Separation Date (the “Severance Period”), which each such payment hereby designated as a separate payment;

b. Payment of a one-time lump sum amount of $225,000, to be paid within thirty days (30) days after this Separation Agreement is signed and returned to the Company;

c. Accrued but unused vacation time and any unreimbursed expenses incurred by you through the Separation Date which would be owing in accordance with Company policies, to be paid within thirty (30) days after this Separation Agreement is signed and returned to the Company;

d. Continuation of your eligibility and your dependents’ eligibility (to the extent they participated immediately prior to the Separation Date) to participate in the Company’s health care benefits plan (subject to the same terms and conditions as other employees of the Company including all employee contributions, co-pays and deductibles) until the earlier of (i) April 10, 2009 or (ii) the date on which you commence other employment and become eligible to participate in that employer’s health care benefits plans; and

e. Reimbursement by the Company for up to $10,000 for the cost of outplacement services during the Severance Period, to be paid in a lump sum during the second payroll period after the Separation Agreement is signed and returned to the Company;

f. Accelerated vesting of the Restricted Stock and RSA Options, each as defined and granted to you in the Amended and Restated Restricted Stock Agreement dated December 13, 2006 (the “Amended and Restated RSA”), such that all Restricted Stock and RSA Options granted under that agreement that have a vesting date of no later than April 10, 2009, shall be deemed, respectively, Non-Forfeitable Shares (as defined in the Amended and Restated RSA) and fully vested as of the Separation Date; and

g. Accelerated vesting of the Restricted Stock, as defined and granted to you in the Restricted Stock Agreement dated December 13, 2006 (the “IPO RSA”), such that the Restricted Stock granted pursuant to that agreement, which has a vesting date no later than April 10, 2011, shall be deemed Non-Forfeitable Shares (as defined in the IPO RSA) as of the Separation Date; and

h. Accelerated vesting of the stock options granted to you on February 12, 2008, pursuant to the 2008 Stock Option Award Agreement under the 2006 Incentive Plan, such that one-third of the options granted to you shall vest and become exercisable in thirty (30) days after you sign and return this Separation Agreement.

i. A period of ninety (90) days following the expiration of the Severance Period to exercise any vested options (or, if earlier, up to the original term of the vested options).

Unless otherwise expressly provided herein, any payment of compensation by the Company to you, whether pursuant to this letter agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the later of the end of the calendar year or the Company’s fiscal year in which your right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). To the extent that any amounts come within the definition of “involuntary separation” under Code Section. 409A, such amounts up to the lesser of two times your annual compensation for the year preceding the year of termination or two times the 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the Code Section 409A compliance requirements set forth herein. Neither party individually or in combination with each other (or any other party) may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that you are determined by the Company (such determination to be conclusive and binding as between the parties) to be a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i) and determined in accordance with Code Section 416(i) (without regard to paragraph (5) thereof)) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the first day of the seventh (7th) month following such termination of employment, or (ii) your death, consistent with the provisions of Code Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period and any other payments shall be paid in accordance with the original payment schedule.

3. On April 10, 2009, until which you and your covered dependents will continue to be eligible to participate in the Company’s health care benefits plan, or such earlier date when you become eligible to participate in the health care benefits plans of a new employer, the Company will afford you and your covered dependents the opportunity, at your own expense, to receive “continuation coverage” under COBRA, continuing for so long as required by law. The Company shall provide you and your covered dependents with a separate notice describing your rights under COBRA.

4. In consideration of the terms hereof, you have agreed to and do waive any claims you may have for employment by the Company, and have agreed not to seek such employment or reemployment by the Company in the future. You have further agreed to and do release and forever discharge the Company, its parent, subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to your employment by the Company or the termination thereof, including, but not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including specifically the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621 et seq., and including but not limited to claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. § 4301 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 § 102 and M.G.L. c.214, § 1C, the Massachusetts Privacy Act, M.G.L. c.214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c.149, § 105(d), all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above or any statute, regulation or ordinance prohibiting employment discrimination or giving rise to a claim of wrongful termination and/or defamation of any type, or claims growing out of any legal restrictions on the Company’s right to terminate its employees. This release does not include (i) your right to enforce the terms of this agreement, (ii) any right you may have to indemnification by the Company for actions taken prior to the Separation Date, and (iii) any right you have under any Company employee benefit plan (as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).

5. You agree to return to the Company on or prior to the Separation Date all Company property and documents in your possession, custody or control, including, without limitation, automobiles, credit cards, computers and telecommunication equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other physical or personal property which you obtained in the course of your employment by the Company, and you further agree not to retain copies of any such Company documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.

6. You acknowledge that your contractual obligations set forth in Section 7 of the employment agreement between you and the Company dated December 8, 2006 (the “Employment Agreement”) regarding Confidential Information, as defined therein, shall continue in full force and effect after the Separation Date. You acknowledge that in the course of your employment with the Company, you acquired Confidential Information and you agree that you will keep such Confidential Information confidential at all times after your employment terminates, and you will not make use of such Confidential Information on your own behalf, or on behalf of any third party.

7. You acknowledge and confirm that you have continuing obligations to the Company that survive the termination of your employment pursuant to Sections 7 and 8(a) of the Employment Agreement, the Amended and Restated RSA (other than Section 6(a)(A) of such agreement), the IPO RSA (other than Section 6(a)(A) of such agreement) and the Lock Up Agreement dated December 13, 2006 (the “Lock Up Agreement”). The Company acknowledges and confirms that it has continuing obligations to you that survive the termination of your employment pursuant to Section 9 of the Employment Agreement to the extent that a claim arises for actions taken prior to the Separation Date.

8. You agree that following your execution of this agreement you will not disparage or induce or encourage others to disparage the Company, its services, its products or any of its current or former affiliates, members, offices, directors, employees or agents.

9. You agree to maintain the terms of this agreement confidential unless otherwise required by law; provided, however, that you may disclose the terms of this agreement to your immediate family members and to your attorneys, accountants, financial or tax advisors.

10. You agree that following your execution of this agreement, at the Company’s reasonable request, you shall assist and advise the Company in any investigation which may be performed by the Company or any governmental agency and any litigation in which the Company may become involved. Such assistance shall include you making yourself reasonably available for interviews by the Company or its counsel, deposition and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that you may have. The Company shall promptly reimburse you for reasonable expenses, such as telephone, travel, lodging and meal expenses, incurred by you at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses. To the maximum extent permitted by law, you agree that you will notify Head of Human Resources if you are contacted by any governmental agency, or by any person contemplating or maintaining any claim or legal action against the Company, or by any agent or attorney of such person, within three business days of such contact.

11. Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing, or violation of law. In addition, you shall not have any duty to find new employment following the Separation Date and, other than with respect to the continuation of your health care benefits pursuant to paragraph 2(d), any payment made to you by the Company under this agreement shall not be reduced by any compensation or benefits received by you from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the Separation Date.

12. This agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Company or the termination thereof; provided, however, that Sections 7 and 8(a) of the Employment Agreement, regarding Confidential Information and Restrictive Covenants, respectively, the Amended and Restated RSA (other than Section 6(a)(A) of such agreement), the IPO RSA (other than Section 6(a)(A) of such agreement), and the Lock Up Agreement shall continue in full force and effect. This agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company. This agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.

13. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its choice of law rules.

14. You agree that any controversy or claim arising out of or relating to this letter agreement, the employment relationship between you and the Company, or the breach thereof, including the arbitrability of any controversy or claim, which cannot be resolved amicably after a reasonable attempt to negotiate such a resolution, shall be submitted to arbitration in the Commonwealth of Massachusetts in accordance with the Commercial Dispute Resolution Rules of the American Arbitration Association, as such rules may be amended from time to time. The award of the arbitrator shall be final and binding upon you and the Company, and judgment may be entered with respect to such award in any court of competent jurisdiction. All references to judicial enforcement or relief in the Amended and Restated RSA, the IPO RSA and the Lock Up Agreement shall be deemed to reference enforcement or relief in arbitration.

15. You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose. You further acknowledge that you have entered into this agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this agreement other than the express terms set forth herein. You further acknowledge that you have read this agreement and understand all of its terms, including the waiver and release of claims set forth in Paragraph 4 above.

If the foregoing is acceptable to you, please sign the annexed copy of this agreement and return it to me. You may take up to twenty-one (21) days from today to consider, sign and return this agreement. In addition, you may revoke the agreement after signing it, but only by delivering a signed revocation notice to me within seven (7) days of your signing this agreement. This agreement shall not become effective or enforceable until this seven-day revocation period expires without you having revoked this agreement.

Very truly yours

/s/ Colleen M. Banse
Colleen M. Banse
Head of Human Resources

Accepted and Agreed:

/s/ Timothy C. Shoyer
Timothy C. Shoyer

Date: April 9, 2008